

Magellan
petroleum

unlocking VALUE

2013 ANNUAL REPORT



"Operationally, the Company made steady progress on each of our key projects such that we can achieve important developmental and operational milestones in fiscal year 2014."

DEAR SHAREHOLDERS Magellan achieved several important milestones this year in our strategy of creating value from our existing assets. Administratively, we completed the two-year turn-around of the Magellan platform through a number of accomplishments, including hiring new technical personnel, completing the overhaul of our accounting function, and delisting from the Australian Securities Exchange ("ASX"). Additionally, we completed the repurchase of 17 percent of our common shares plus warrants from an unsupportive shareholder and raised $23.5 million in convertible preferred equity on attractive terms. As a result, we believe we now have an organized and effective platform poised to achieve growth and the successful development of our assets.

Operationally, the Company made steady progress on each of our key projects such that we can achieve important developmental and operational milestones in fiscal year 2014. At Poplar, our work on the CO_2-enhanced oil recovery ("CO_2-EOR") pilot project during fiscal year 2013 resulted in obtaining a CO_2 supply contract and receiving the permits to start the drilling of our pilot wells. We began drilling the CO_2-EOR pilot wells in August 2013 and expect the drilling process to be completed by early November 2013. Once the pilot wells have been drilled, we will begin the installation of CO_2 injection facilities at the field in anticipation of first injection by the end of December. Based upon this timing, we expect to be able to deliver results by the end of calendar year 2014. In parallel, we initiated a water shut-off program to increase oil production from the existing wells at Poplar and reduce our operating costs. This program has started to yield positive results, and we will continue to roll it out across the field as we gather results from each treatment.

With respect to onshore Australia, we spent most of fiscal year 2013 in discussions and contract negotiations with potential customers of Dingo gas, resulting in the signing of a long-term gas sales contract (the "Dingo GSPA") with Northern Territory Power and Water Corporation ("PWC") for the sale of a substantial portion of Dingo's reserves. Due to these marketing efforts, we booked 29 Bcf of probable reserves as of June 30, 2013, and we expect the majority of these reserves to become proved reserves now that the Dingo GSPA has been signed. Gas sales are expected to commence in early calendar year 2015 once surface facilities and a tie-in pipeline are constructed at Dingo. At that point, Dingo and Palm Valley will both be producing assets with stable, predictable cash flows. Now that production from both of our Amadeus Basin assets has been placed on long-term contracts at attractive prices, we are in the process of assessing whether a monetization of these assets could unlock greater value for our shareholders.

With respect to offshore Australia, we conducted 2-D and 3-D seismic surveys over NT/P82, our 100%-owned exploration license in the Bonaparte Basin. Based on the preliminary interpretation of the seismic data we acquired, we believe we can successfully execute a farm-out transaction in fiscal year 2014 whereby, together with a new partner, we will commit to drill the large gas prospects that lie within our block. Such a transaction would allow Magellan to remain exposed to a potential significant discovery with minimal cash commitments and provide us and our shareholders an independent validation of the value of this asset.

In the UK, together with our partner Celtique Energie, we completed an extensive geological analysis of the potential prospects underlying our Weald Basin acreage. In addition, we prepared and filed applications for permits to drill exploratory wells on our acreage, which will allow us to drill and evaluate the potential for conventional and unconventional oil and gas production in fiscal year 2014. In addition, we continue to be encouraged by numerous developments outside of our control relevant to the potential value of our UK acreage. Most recently, these developments included positive comments by Cuadrilla Resources following the September 2013 drilling of a well in Balcombe, a site which directly offsets our licenses and prospects; the British Geological Survey's assessment that the Bowland Basin has approximately 1,400 Tcf of resource in place; the UK government's proposal for an improved fiscal regime for onshore exploration in the UK; and the recent investments in onshore UK prospects made by large companies, including Centrica and GDF Suez.

As a result of the accomplishments in fiscal year 2013, we believe we will see the results of operational initiatives in fiscal year 2014. We are hopeful the results will allow us to more fully recognize the potential value of our assets and develop an asset rationalization strategy to maximize Magellan's net asset value and drive share price growth.

Thank you for your support. I look forward to updating you on our progress in the coming quarter and beyond.

Sincerely,

J. THOMAS WILSON
President and CEO
October 31, 2013



MILESTONES

Taking Stock of Current Strategy

	FY 2012	FY 2013	FY 2014	FY 2015 & BEYOND*
POPLAR FIELD, USA	Farmed-out deep intervals to VAALCO Restructured Company's interests in field	Initiated water shut-off program	Permitting, drilling, and completion of five CO_2-EOR pilot wells Commencement of CO_2-EOR pilot*	Complete pilot CO_2-EOR program Secure long-term CO_2 supply Full field CO_2-EOR development
AMADEUS BASIN, AUS	Completed asset swap with Santos for A$25 million in proceeds		Execution of long-term Dingo gas supply agreement Return of Palm Valley to profitability*	Construction and commissioning of Dingo facilities Dingo first commercial production
NT/P82, OFFSHORE AUS		Seismic survey conducted	Completion of processing and interpretation Execution of farm-out process*	Drilling of first exploratory well
WEALD BASIN, UK		Permitted drill sites	Participation in exploratory wells*	
CORPORATE	Relocated headquarters to Denver Installed new core management team Eliminated accounting material weaknesses	Issued $23.5 million in preferred stock to One Stone Energy Partners Repurchased 17% of common stock and outstanding warrants Delisted from Australian Securities Exchange		

*Anticipated milestones

OPERATIONS

Magellan Petroleum Corporation is an independent oil and gas exploration and development company with assets in the US, Australia, and the UK. The Company is primarily focused on the development of a CO_2-enhanced oil recovery ("CO_2-EOR") program at Poplar Dome in eastern Montana. Historically active in Australia, Magellan operates two gas fields onshore Northern Territory and an exploration block in the Bonaparte Basin, offshore Northern Territory. Magellan also maintains a large acreage position onshore the UK prospective for unconventional shale oil and gas production. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.



PF
HEADQUARTERS
DENVER, CO
WW
USA (MONTANA)
POPLAR FIELD
¬ Oil Production ~275 bopd
¬ CO₂-EOR project at pilot stage
¬ Exploration of deep formations (Bakken/Three Forks)
UNITED KINGDOM
WEALD & WESSEX BASINS
¬ 200k net acres onshore with unconventional exploration potential
¬ 125k net acres over core Weald Basin unconventional play

MARKET CAP (1)	$ 47m
CASH (2)	$ 32m
ENTERPRISE VALUE (3)	$ 46m
EV/BOE OF PROVED RESERVES (4)	$ 5
EV/BOE OF PRODUCTION (5)	$160k
COMMON SHARES OUTSTANDING	45.3m
INSTITUTIONAL (6)	23%
INSIDER (6)	11%

PV–10 (4) **PROVED RESERVES**	$108m
PRODUCTION (5)	285 boepd
PROVED RESERVES (6)	9.2 MMboe
% OIL	80%
% PDP	23%
% OPERATED	100%

(1) Based on basic shares outstanding and closing price of $1.04 on October 24, 2013.
(2) Equal to cash as of June 30, 2013.
(3) Includes impact of 19.7 m shares of Series A Preferred Stock.
(4) Reserves as of June 30, 2013.
(5) Production equal to average boepd for year ending June 30, 2013.
(6) Per NASDAQ.

NASDAQ: MPET

We have been publicly listed on the NASDAQ since 1972 under the ticker MPET.


AUSTRALIA
BONAPARTE BASIN/
AMADEUS BASIN
¬ Onshore gas production
¬ Offshore exploration license (NT/P82)
BB
AB

RESERVES

EV/BOE: $5 and PV–10: $108m*

*Total is post-tax.


PROVED
23% — PDP
14% — PDNP
63% — PUD
9.2 MMboe


PROVED BY GEOGRAPHY
20% — AUS
80% — USA
9.2 MMboe


PROVED OIL/ GAS RATIO
20% — GAS
80% — OIL
9.2 MMboe


PROVED PV–10 ($m)
$10.3 — AUS
$97.4 — USA
$108m*

INVESTMENT CONSIDERATIONS

- **TIMING** — Various operational milestones expected to be achieved over the next 12 months
- **VALUE** — Several assets with large value potential; Poplar could yield 50 MMbbls of incremental reserves
- **EXECUTION** — New management executing according to the plan set forth

CORPORATE INFORMATION

DIRECTORS

J. ROBINSON WEST

Chairman of the Board of Directors
Independent Director

ROBERT ISRAEL

Chairman of the CNG* Committee
Independent Director

RONALD PETTIROSSI

Chairman of the Audit Committee
Independent Director

WALTER MCCANN

Lead Independent Director
Member of Audit & CNG* Committees

VADIM GLUZMAN

Independent Director
Member of CNG* Committee

BRENDAN MACMILLAN

Independent Director
Member of Audit Committee

MILAM "RANDY" PHARO

Director

J. THOMAS WILSON

Director, President & CEO

*Compensation, Nominating and Governance Committee

OFFICERS

J. THOMAS WILSON

President & Chief Executive Officer

ANTOINE LAFARGUE

Vice President, Chief Financial Officer & Treasurer

MARK BRANNUM

Vice President, General Counsel & Secretary

TRANSFER AGENT

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

P.O. Box 1342
Brentwood, NY 11717
+1 (866) 321-8106
+1 (720) 864-4767
shareholder@broadridge.com
www.shareholder.broadridge.com/magellan

INVESTOR RELATIONS CONTACT

IR@magellanpetroleum.com
+1 (720) 484-2404

DENVER HEADQUARTERS

1775 Sherman Street
Suite 1950
Denver, CO 80203
United States of America
Phone: +1 (720) 484-2400

Magellan petroleum

FORWARD-LOOKING STATEMENTS

Statements in this presentation, including forecasts or projections, that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words anticipate, assume, believe, budget, estimate, expect, forecast, initial, plan, potentially, project, will, and similar expressions are intended to identify forward-looking statements. These forward-looking statements about Magellan Petroleum Corporation and its subsidiaries (the "Company") appear in a number of places in this presentation and may relate to statements about their businesses and prospects, planned capital expenditures, availability of liquidity and capital resources, increases or decreases in oil and gas production, the ability to enter into acceptable farmout arrangements, revenues, expenses, operating cash flows, borrowings, and other matters that involve a number of risks and uncertainties that may cause actual results to differ materially from results expressed or implied in the forward-looking statements. Additionally there are risks and uncertainties such as the following: the uncertainties associated with our planned CO_2-EOR program at Poplar, including uncertainties about drilling results from the recently initiated pilot project and our ability to acquire a long term CO_2 supply for the program; uncertainties related to whether we will be able to realize expected gas sales volumes in Australia under the Dingo GSPA and Palm Valley GSPA, including uncertainties about the ultimate level of demand under the agreements and the timing and cost of implementing a pipeline and gas treatment facilities for the Dingo GSPA; our ability to attract and retain key personnel; the likelihood of success of a water shut-off program at Poplar; our limited amount of control over activities on our operational properties; our reliance on the skill and expertise of third party service providers; the inability of our vendors to meet their contractual obligations; government regulation and oversight of drilling and completion activity in the UK; the uncertain nature of oil and gas prices in the US, Australia, and the UK; uncertainties inherent in projecting future rates of production from drilling activities; the uncertainty of drilling and completion conditions and results; the availability of drilling, completion, and operating equipment and services; the results of 2-D and 3-D seismic data related to the NT/P82 interest offshore Australia; and other matters discussed in the Risk Factors section of Company's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any forward-looking statements in this presentation should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, except as required by securities laws.

Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. In this presentation, the Company also presents estimates of probable reserves and uses the term resources. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations (subject to other conditions). Resources are quantities of oil and gas and related substances estimated to exist in naturally occurring accumulations. Estimates of probable reserves are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.

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